Exhibit 99.1

               BROOKE CORPORATION ANNOUNCES FIRST QUARTER EARNINGS

OVERLAND PARK, Kan., April 28 /PRNewswire-FirstCall/ -- Brooke Corporation (Amex: BXX) -- Robert D. Orr, Chairman and CEO of Brooke Corporation, announced that company earnings for the three months ending March 31, 2005, were $3,449,000 or $.34 per diluted share, on revenues of $35,648,000 as compared with earnings of $2,238,000 or $.22 per diluted share, on revenues of $22,304,000 for the same period a year ago. This represents a 54% increase in quarterly earnings and a 60% increase in quarterly revenues.

In making the announcement, Mr. Orr stated, "I am pleased that our company continues to grow earnings and revenues. The recruitment of new franchisees is the primary reason for our growth." Orr noted that initial franchise fees are announced each month by Brooke Franchise Corporation to help investors monitor the Company's franchise recruitment activities.

Mr. Orr also noted that earnings for the twelve-month period ending March 31, 2005, were $7,905,000 resulting in trailing earnings per share of approximately $.77 based on the number of diluted outstanding shares on March 31, 2005.

About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of over 400 franchise locations as of March 31, 2005. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Brooke Brokerage Corporation is a subsidiary holding company that sells hard to place and niche insurance on a wholesale basis through locally owned insurance agencies, including Brooke franchises.

Email Distribution ... . If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to Brooke Corporation's most recent annual and quarterly reports, which are available from Brooke Corporation without charge or at http://www.sec.gov , for a more complete description of Brooke's business.

SOURCE  Brooke Corporation
    -0-                             04/28/2005
    /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, or larsa@brookecorp.com /
    /Web site:  http://www.brookecorp.com /